Pro-Dex, Inc. Announces Fiscal Year 2010 Fourth Quarter and Full-Year Results

IRVINE, Calif., Sept. 28 /PRNewswire-FirstCall/ -- PRO-DEX, INC. (Nasdaq: PDEX) today announced financial results for the fiscal fourth quarter and full-year ending June 30, 2010.

Sales for the full fiscal year ended June 30, 2010 increased 10% to $23.2 million compared to $21.1 million in fiscal year 2009, driven by medical products sales to our largest two customers that were up by 30% compared to the previous year.  Sales for the fourth quarter ended June 30, 2010 increased 2% to $5.7 million compared to $5.6 million reported for the fourth quarter of fiscal 2009.  Operating income before recognition of impairments to goodwill and property value reductions was $1.2 million for the full year of fiscal 2010 compared to a loss of $495 thousand for fiscal year ended June 30, 2009. Operating Income before the recognition of impairments to goodwill and real property increased 24% to $296 thousand for the fourth quarter compared to $239 thousand in the same period of the prior year.  Impairments and real property value reductions amounted to $4.3 million in the fourth quarter of fiscal 2010, $4.4 million for the full 2010 fiscal year, $0 in the fourth quarter of fiscal 2009 and $997 thousand for the full fiscal year of 2009.

The net loss for the full fiscal year 2010 was $2,968,000 or $0.92 per share compared to net loss for the full fiscal year 2009 of $2,845,000 or $0.88 per share. The net loss for the fourth quarter of fiscal year 2010 was $3,905,000 or $1.20 per share (based on 3.2 million shares) compared to net income of $202,000 or $0.06 per share for the three months ended June 30, 2009 (based on 3.2 million shares).

Gross profit for the full 2010 fiscal year was $8.4 million, a 36% gross profit margin, compared to gross profit of $6.7 million or 32% gross profit margin, for the year-ago period.  For the full year, margins benefited from higher volumes of our more profitable medical and motion control products.  Gross profit for the quarter ended June 30, 2010 increased to $2.2 million, a 38% gross profit margin, compared to gross profit of $1.9 million or 35% gross profit margin in last year's fourth quarter, as a result of higher sales levels in the motion control business.

There were $4.4 million of non-cash impairment and real property value reduction charges in fiscal year 2010.  Impairments recognized consisted of $140,000 from the remaining IntraFlow patent (in the second quarter), $1.9 million from the Astromec business goodwill, and $1.1 million from Micro Motors goodwill (both in the fourth quarter). In addition, in the fourth quarter of fiscal 2010 we recognized a $1.3 million reduction in the value of the real property used at our Astromec operation in Carson City, Nevada.   In the third quarter of fiscal year 2009 we recognized $997 thousand of impairment charges associated with the IntraFlow patent.  Following the recognition of these items, our balance sheet has no remaining intangible assets.

Mark Murphy, the Company's President and Chief Executive Officer, commented, "Fiscal 2010 was an encouraging year for Pro-Dex, as we grew the top line and returned to profitable operations on a pre-impairment basis.  I recognize the disappointment of another year of significant write-offs, and know that it detracts from our strong operating performance during fiscal year 2010.  However, focusing on our fundamental operating results excluding these charges, our sales increased by 10% over last year, our gross margins improved by 4 percentage points from 32% to 36%, and our operating expenses remained stable at last year's reduced levels, all resulting in an operating profit of $1.2 million.  In fiscal year 2010, we generated $3.2 million in operating cash, the highest level achieved in the last 10 years, after generating $1.7 million in fiscal year 2009 and $2.0 million in fiscal year 2008.  As a fundamental operating business, Pro-Dex has again produced solid results."

During both the fourth quarter and the entire fiscal year 2010, we continued to strengthen the balance sheet. In Q4, we generated an additional $570,000 of cash from operations and, for all of fiscal year 2010, we generated $3.2 million in cash from operations.  The full-year cash generation includes $549,000 in cash received in the third quarter for collection of a claim for federal income taxes due to enhanced net operating loss carryback rules implemented by the IRS in 2009.  At June 30, 2010, we had cash and cash equivalents of $3,794,000 compared to cash and cash equivalents of $1,124,000 as of June 30, 2009.  The Company had net cash of $899,000 compared to net debt of $2.2 million at June 30, 2009, a $3.1 million total improvement.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the fourth fiscal quarter and year end 2010 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com or directly at http://www.videonewswire.com/event.asp?id=72574. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (877) 356-8625 U.S. and (706) 634-9779 International, conference I.D. 13203491. You may identify the call as the Pro-Dex Fourth Quarter Earnings Call. An online archive of the broadcast will be available within two hours of the completion of the call and will be accessible on the Company's website for 365 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 13203491.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.  For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	30-Jun-10	30-Jun-09
ASSETS
Current assets:
Cash and cash equivalents	$ 3,794,000	$ 1,124,000
Accounts receivable, net of allowance for doubtful accounts of $25,000 in 2010 and $52,000 in 2009	2,682,000	2,515,000
Other Current Receivables	22,000	16,000
Inventories	3,228,000	3,365,000
Prepaid expenses	174,000	117,000
Prepaid income taxes	-	118,000
Deferred income taxes	209,000	-
Total current assets	10,109,000	7,255,000

Property, plant, equipment and leasehold improvements, net	4,092,000	5,981,000
Other assets:
Goodwill	-	2,997,000
Intangibles - Patents, net	-	147,000
Other	78,000	87,000
Total other assets	78,000	3,231,000

Total assets	$ 14,279,000	$ 16,467,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,279,000	$ 827,000
Accrued expenses	1,947,000	1,394,000
Income taxes payable	79,000	53,000
Current Portion of T.I. Loan	400,000	400,000
Current portion of real estate loan	35,000	33,000
Total current liabilities	3,740,000	2,707,000

Long-term liabilities:
Notes Payable - T.I. Loan	967,000	1,367,000
Real estate loan	1,493,000	1,528,000
Deferred income taxes	209,000	171,000
Deferred rent	255,000	212,000
Total long-term liabilities	2,924,000	3,278,000

Total liabilities	6,664,000	5,985,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized; 3,251,850 shares issued and outstanding June 30, 2010 3,222,890 shares issued and outstanding June 30, 2009	16,675,000	16,574,000
Accumulated deficit	(9,060,000)	(6,092,000)

Total shareholders’ equity	7,615,000	10,482,000

Total liabilities and shareholders’ equity	$ 14,279,000	$ 16,467,000
See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30

	2010	2009

Net sales	$ 23,211,000	$ 21,122,000

Cost of sales	14,847,000	14,374,000
Gross profit	8,364,000	6,748,000

Operating expenses:
Selling expense	1,382,000	1,295,000
General and administrative expenses	3,288,000	3,157,000
Impairment of intangible assets	3,137,000	997,000
Impairment of property value	1,307,000	-
Research and development costs	2,480,000	2,791,000
Total operating expenses	11,594,000	8,240,000

(Loss) from operations	(3,230,000)	(1,492,000)

Other:
Royalty income	44,000	14,000
Interest income	2,000	2,000
Interest (expense)	(204,000)	(228,000)
Total	(158,000)	(212,000)

(Loss) Income before provision for income taxes	(3,388,000)	(1,704,000)

Benefit for Income Taxes	1,130,000	1,100,000
Allowance for deferred tax asset	(710,000)	(2,241,000)
Total Benefit (Provision) for Income taxes	420,000	(1,141,000)

Net (Loss)	$ (2,968,000)	$ (2,845,000)

Net (Loss) per share:
Basic	$ (0.92)	$ (0.88)
Diluted	$ (0.92)	$ (0.88)

Weighted average shares outstanding - basic	3,232,850	3,236,918
Weighted average shares outstanding - diluted	3,232,850	3,236,918
See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
RECONCILIATION of NON-GAAP RESULTS to GAAP RESULTS
$ in thousands, except EPS
	FY2010	FY2009	Q4 2010	Q4 2009
Operating Income/(Loss) before impairments and property value reductions	$ 1,214	$ (495)	$ 296	$ 239
Impairments	3,137	997	2,997	-
Property Value reduction	1,307	-	1,307	-
Income (Loss) from Operations	$ (3,230)	$ (1,492)	$ (4,008)	$ 239
Net interest and Other Income (Loss)	(158)	(212)	(49)	(45)
Income before provision for taxes	(3,388)	(1,704)	(4,057)	194
Benefit/(Provision) for taxes	420	(1,141)	152	8
Net (Loss)/Income	$ (2,968)	$ (2,845)	$ (3,905)	$ 202
EPS (Basic & diluted)	$ (0.92)	$ (0.88)	$ (1.20)	$ 0.06

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30

	2010	2009
Cash Flows from Operating Activities:
Net Income	$ (2,968,000)	$ (2,845,000)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	726,000	810,000
Impairment of intangible asset and property value	4,444,000	997,000
Loss on Disposal	-	25,000
(Recovery of) Provision for doubtful accounts	(27,000)	(92,000)
Stock based compensation	101,000	166,000
Deferred taxes	(91,000)	1,058,000
Changes in:
(Increase) Decrease in accounts receivable	(146,000)	609,000
Decrease in inventories	137,000	1,737,000
(Increase) Decrease in prepaid expenses	(57,000)	97,000
Decrease (Increase) in other assets	9,000	(20,000)
Increase (Decrease) in accounts payable and accrued expenses	1,086,000	(1,505,000)
Increase in income taxes payable	26,000	681,000
Net Cash provided by Operating Activities	3,240,000	1,718,000

Cash Flows From Investing Activities:
Purchase of equipment and leasehold improvements	(137,000)	(269,000)

Net Cash used in Investing Activities	(137,000)	(269,000)

Cash Flows from Financing Activities:
Principal payments of patent deferred payable	-	(45,000)
Net (payments) on Line of Credit	-	(2,000,000)
Principal (payments) on Term Note	(400,000)	(396,000)
Net Principal borrowing on TI Loan	-	1,767,000
Principal payments on Real Estate Loan	(33,000)	(31,000)
Stock Repurchases	-	(137,000)

Net Cash (used in) Financing Activities	(433,000)	(842,000)

Net increase in Cash and Cash Equivalents	2,670,000	607,000
Cash and Cash Equivalents, beginning of year	1,124,000	517,000

Cash and Cash Equivalents, end of year	$ 3,794,000	$ 1,124,000

Supplemental Information
Cash paid for interest	$ 204,000	$ 230,000
Cash paid for income taxes	$ 154,000	$ -

CONTACT:  Mark Murphy, Chief Executive Officer of Pro-Dex, Inc., +1-949-769-3200